Exhibit 99.1
INTERNATIONAL GAME TECHNOLOGY ANNOUNCES
THE CLOSING OF ITS OFFERING OF 2.60% CONVERTIBLE DEBENTURES DUE 2036
AND REDEMPTION OF ITS EXISTING DEBENTURES DUE 2033
RENO, NEVADA (December 20, 2006) — International Game Technology (NYSE: IGT) today announced the closing of its private placement of $900,000,000 2.60% Convertible Debentures due 2036 (the “Convertible Debentures”), which includes the exercise of the initial purchasers’ over-allotment option to purchase $75,000,000 Convertible Debentures.
Banc of America Securities LLC acted as global coordinator for the offering and Bear, Stearns & Co. Inc., Deutsche Bank Securities, Goldman, Sachs & Co., Merrill Lynch & Co., UBS Investment Bank and Wachovia Securities served as joint book-running managers for the offering.
IGT also announced today that it had notified the trustee to send out redemption notices for IGT’s previously announced call for redemption of its outstanding zero-coupon convertible debentures due January 29, 2033 issued in January and February of 2003 and in IGT’s subsequent exchange offer in April 2006 (the “Existing Debentures”). Since December 13, 2006, Existing Debentures with an accreted value of approximately $112.7 million have been surrendered to IGT for conversion and will be converted into approximately 1.3 million shares of its common stock and approximately $112.7 million in cash.
The redemption date for the remaining outstanding Existing Debentures with an accreted value of approximately $499.7 million will be January 10, 2007. The redemption will be funded from the proceeds of the sale of the new Convertible Debentures. Assuming all of the Existing Debentures are tendered for redemption the aggregate total redemption price will be approximately $499.7 million in cash. In connection with the redemption, holders of remaining outstanding Existing Debentures may elect, instead of tendering their debentures for redemption, to convert their debentures and receive aggregate consideration comprised of shares of common stock of IGT and cash, under the terms of the applicable indentures. If all of the holders of the remaining Existing Debentures elect to convert their Existing Debentures, under the formula specified in the indentures and assuming a stock price of $45.68 per share (the closing price of the common stock on December 19, 2006) of IGT’s common stock, IGT would be required to issue approximately 5.7 million shares of its common stock and pay the holders approximately $499.1 million in cash, upon conversion.
The redemption notice required by each indenture has been sent to the trustee. The redemption of the Existing Debentures and the payment of the redemption price will be in accordance with the terms specified in the applicable redemption notice and the redemption procedures of the trustee.
In connection with the offering of the Convertible Debentures and the redemption of the Existing Debentures, the Company has completed its previously announced repurchase of $225.4 million of its shares of common stock.

This notice does not constitute an offer to sell or a solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The debentures and IGT common stock issuable upon the conversion of the debentures have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
About International Game Technology
International Game Technology is a global company specializing in the design, development, manufacturing, distribution and sales of computerized gaming machines and systems products. More information about International Game Technology can be found on its website at www.igt.com.
Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar expressions. The forward-looking statements contained herein reflect our current views with respect to future events and are based on our currently available financial, economic and competitive data and on current business plans. Actual results could vary materially depending on risks and uncertainties that may affect IGT’s operations, markets, services, prices and other factors as discussed in our SEC filings. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: economic factors such as changes in interest rates, political instability, or currency exchange rate fluctuations; competitive factors such as changes or reductions in consumer demand, fraudulent use of our gaming products; and regulatory factors such as unfavorable changes in governmental regulations. Additional factors that could cause actual results to differ materially from those in the forward-looking statements are discussed in our Form 10-K for the period ended September 30, 2006 under the caption “Forward-Looking Statements,” under Item 1A, “Risk Factors” and under Item 7A, “Quantitative and Qualitative Disclosures about Market Risk.” We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as otherwise required by law.
Contact
Patrick Cavanaugh
Executive Director, Investor Relations
International Game Technology
+1-866-296-4232
Investor_Relations@IGT.com